UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
              TO RULES 13d-l(b), (c) AND (d) AND AMENDMENTS THERETO
                             FILED PURSUANT TO 13d-2
                               (Amendment No. __)*

                               CELADON GROUP, INC.
                                (Name of Issuer)

                     Common Stock, Par Value $.033 Per Share
                         (Title of Class of Securities)

                                    150838100
                                 (CUSIP Number)

                                 March 16, 2000
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                             | |   Rule 13d-l(b)

                             |X|   Rule 13d-l(c)

                             | |   Rule 13d-l(d)



* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13G

-----------------------                                      -------------------
CUSIP No. 150838100                                          Page 2 of 10 Pages
-----------------------                                      -------------------


--------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Hollybank Investment L.P.
--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) | |
                                                                         (b) |X|
--------------------------------------------------------------------------------

3       SEC USE ONLY
--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            143,500
 BENEFICIALLY  -----------------------------------------------------------------
   OWNED BY
     EACH      6      SHARED VOTING POWER
  REPORTING
    PERSON            0
     WITH
               -----------------------------------------------------------------

               7      SOLE DISPOSITIVE POWER

                      143,500
              ------------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        143,500
--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES | |
--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.8% (See Note 1)
--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
Note 1 - This Percentage is based on 7,776,557 shares of Common Stock outstanding as of February 14, 2000.

                                  SCHEDULE 13G

-----------------------                                      -------------------
CUSIP No. 150838100                                          Page 3 of 10 Pages
-----------------------                                      -------------------


--------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Thistle Investment LLC
--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) | |
                                                                         (b) |X|
--------------------------------------------------------------------------------

3       SEC USE ONLY
--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------

               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            120,000
 BENEFICIALLY  -----------------------------------------------------------------
   OWNED BY
     EACH      6      SHARED VOTING POWER
  REPORTING
    PERSON            0
     WITH
               -----------------------------------------------------------------

               7      SOLE DISPOSITIVE POWER

                      120,000
              ------------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        120,000
--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES | |
--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        1.5% (See Note 1)
--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

        PN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
Note 1 - This Percentage is based on 7,776,557 shares of Common Stock outstanding as of February 14, 2000.

                                  SCHEDULE 13G

-----------------------                                      -------------------
CUSIP No. 150838100                                          Page 4 of 10 Pages
-----------------------                                      -------------------


--------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Dorsey R. Gardner
--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) | |
                                                                         (b) |X|
--------------------------------------------------------------------------------

3       SEC USE ONLY
--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A
--------------------------------------------------------------------------------

               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            268,000 **Please refer to Item 4, Page 7 for disclaimer
 BENEFICIALLY                   of beneficial ownership
   OWNED BY    -----------------------------------------------------------------
     EACH
  REPORTING    6      SHARED VOTING POWER
    PERSON
     WITH             0

              ------------------------------------------------------------------

               7      SOLE DISPOSITIVE POWER

                      268,000 **Please refer to Item 4, Page 7 for disclaimer
                                of beneficial ownership
              ------------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        268,000 **Please refer to Item 4, Page 7 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |X|
--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        3.4% (See Note 1) **Please refer to Item 4, Page 7 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!
Note 1 - This Percentage is based on 7,776,557 shares of Common Stock outstanding as of February 14, 2000.

                                  SCHEDULE 13G

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CUSIP No. 150838100                                          Page 5 of 10 Pages
-----------------------                                      -------------------


--------------------------------------------------------------------------------
        NAME OF REPORTING PERSON
1       SS. OR I.R.S IDENTIFICATION NO. OF ABOVE PERSON

        Tiimothy G. Caffrey
--------------------------------------------------------------------------------

2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) | |
                                                                         (b) |X|
--------------------------------------------------------------------------------

3       SEC USE ONLY
--------------------------------------------------------------------------------

4       CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A
--------------------------------------------------------------------------------

               5      SOLE VOTING POWER
  NUMBER OF
    SHARES            1500 **Please refer to Item 4, Page 7 for disclaimer of
 BENEFICIALLY                beneficial ownership
   OWNED BY    -----------------------------------------------------------------
     EACH
  REPORTING    6      SHARED VOTING POWER
    PERSON
     WITH             0

               -----------------------------------------------------------------

               7      SOLE DISPOSITIVE POWER

                      1500 **Please refer to Item 4, Page 7 for disclaimer of
                             beneficial ownership
               -----------------------------------------------------------------

               8      SHARED DISPOSITIVE POWER

                      0
--------------------------------------------------------------------------------

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1500 **Please refer to Item 4, Page 7 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES |X|
--------------------------------------------------------------------------------

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

        less  than  .1%  (See  Note 1)  **Please  refer  to  Item 4,  Page 7 for disclaimer of beneficial ownership
--------------------------------------------------------------------------------

12      TYPE OF REPORTING PERSON

        IN
--------------------------------------------------------------------------------

*SEE INSTRUCTIONS BEFORE FILLING OUT!
Note 1 - This Percentage is based on 7,776,557 shares of Common Stock outstanding as of February 14, 2000.

                                  SCHEDULE 13G

-----------------------                                      -------------------
CUSIP No. 150838100                                          Page 6 of 10 Pages
-----------------------                                      -------------------


Item 1(a). Name of issuer:

      Celadon Group, Inc., a Delaware Corporation (the "Company").

Item I(b). Address of Issuer's Principal Executive Offices:

      9503 East 33rd Street, Indianapolis, IN  46235-4207.

Item 2(a). Name of Person Filing:

      The Persons filing this statement are Hollybank Investment, L.P., a Delaware limited partnership ("LP"), Thistle Investment, LLC, a Delaware limited liability company ("LLC"), Dorsey R. Gardner, a general partner of LP and a manager of LLC ("Gardner") and Timothy G. Caffrey, a general partner of LP and a manager of LLC ("Caffrey").

Item 2(b). Address of Principal Offices or, if None, Residence:

      The business address of Gardner, LP and LLC is P.O. Box 190240 Miami Beach, Florida 33119. The business address of Caffrey is One International Place, Suite 2401, Boston, MA 02110.

Item 2(c). Citizenship:

      Hollybank Investment, L.P. - Delaware
      Thistle Investment, LLC - Delaware
      Dorsey R. Gardner - U.S.A.
      Timothy G. Caffrey - U.S.A.

Item 2(d). Title of Class of Securities:

      The title of the class of equity securities to which this statement relates is the shares of Common Stock, par value $.033 per share (the "Shares"), of the Company.

Item 2(e). CUSIP Number:

      150838100

                                  SCHEDULE 13G

-----------------------                                      -------------------
CUSIP No. 150838100                                          Page 7 of 10 Pages
-----------------------                                      -------------------


Item 3. If the Statement is being filed pursuant to Rule 13d-l(b), or 13d-2(b) or (c), check whether the filing person is a:

(a)| |  Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o);
(b)| |  Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);
(c)| |  Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C.
        78c);
(d)| | Investment company registered under Section 8 of the Investment Company Act of 1940 (15U.S.C. 80a-8);
(e)| |  An investment adviser in accordance with l3d-l(b)(I)(ii)(E);
(f)| |  An employee benefit plan or endowment fund in accordance with 13d- I
        (b)(I)(ii)(F);
(g)| | A parent holding company or control person in accordance with 13d-l(b)(1)(ii)(G);
(h)| | A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);
(i)| | A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)| |  Group, in accordance with l3d-l(b)(l)(ii)(J).

If this statement is filed pursuant to 13d-1(c), check this box.

Item 4. Ownership:

      The information in Items 5-11 on the cover pages (pages 2 through 4) of this Schedule 13G is incorporated by reference.

      As of the date of this statement, LP is the beneficial owner of 120,000 shares and LLC is the beneficial owner of 143,500 Shares. Each Gardner and Caffrey, as a general partner of LP and a manager of LLC, may be deemed to beneficially own Shares beneficially owned by LP and LLC, respectively. Except to the extent of their individual interests as partners of LP and members in LLC, Gardner and Caffrey expressly disclaims such beneficial ownership and the filing of this statement shall not be construed as an admission that Gardner or Caffrey is the beneficial owner of the Shares owned by LP or LLC and covered by this statement.

                                  SCHEDULE 13G

-----------------------                                      -------------------
CUSIP No. 150838100                                          Page 8 of 10 Pages
-----------------------                                      -------------------


Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person had ceased to be the beneficial owner of more than five percent of the class of securities, check the following

Item 6. Ownership of More than Five Percent on Behalf of Another Person.

      Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

      Not Applicable.

Item 8. Identification and Classification of Members of the Group.

      Not Applicable.

Item 9. Notice of Dissolution of Group.

      Not Applicable.

Item 10. Certification.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                  SCHEDULE 13G

-----------------------                                      -------------------
CUSIP No. 150838100                                          Page 9 of 10 Pages
-----------------------                                      -------------------

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: March 22, 2000


                                    HOLLYBANK INVESTMENT L.P.

                                    BY: /s/ Timothy G. Caffrey
                                        ----------------------
                                            General Partner

                                    THISTLE INVESTMENT, LLC

                                    BY: /s/ Timothy G. Caffrey
                                        ----------------------
                                            Manager


                                    DORSEY R. GARDNER

                                    BY: /s/ Timothy G. Caffrey
                                        ----------------------
                                            Attorney-in-Fact

                                    /s/ Timothy G. Caffrey
                                    ----------------------
                                        Timothy G. Caffrey

      The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).

                                  SCHEDULE 13G

-----------------------                                      -------------------
CUSIP No. 150838100                                          Page 10 of 10 Pages
-----------------------                                      -------------------


                                  EXHIBIT INDEX



99.1  Joint Filing Agreement.  Filed herewith.

99.2  Power of Attorney.  Filed herewith.